Exhibit (a)(1)(A)

CAMBIUM LEARNING GROUP, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS, AS AMENDED JULY 8, 2013

This exchange offer and your withdrawal rights will expire at 5:00 p.m., Eastern Time,

on July 30 2013, unless extended (the “Expiration Date”).

Cambium Learning Group, Inc., a Delaware corporation (“Cambium,” “we,” “us,” “our,” or the “Company”), by this Offer to Exchange Certain Outstanding Stock Options for New Stock Options, is offering to Eligible Optionholders (as defined below) the opportunity to voluntarily exchange all of their outstanding options to purchase shares of the Company’s common stock, par value $0.001 per share, for the grant of stock options with expected lower exercise prices.

You are an “Eligible Optionholder” if you are:

•

A U.S. employee of the Company or any of its subsidiaries who was selected by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to be eligible to participate in this exchange offer, which participants are identified on Annex A to this exchange offer document (this “Offering Memorandum”);

•

Employed by the Company or any of its subsidiaries on June 24, 2013, the date this exchange offer commenced, and remain so employed through the Expiration Date, and have not received, nor given, a notice of resignation or termination on or before the Expiration Date; and

•

A holder of outstanding options to purchase shares of the Company’s common stock previously granted under the Cambium Learning Group, Inc. 2009 Equity Incentive Plan (the “Plan”) as of the Expiration Date.

Not all employees of the Company or its subsidiaries who hold options to purchase shares of Cambium common stock are eligible to participate in this exchange offer. The Compensation Committee has selected 40 U.S. employees of Cambium (of which six are executive officers and/or directors of Cambium) to be eligible to participate in this exchange offer. The name of each Eligible Optionholder is set forth on Annex A to this Offering Memorandum;

If you are an Eligible Optionholder, then all of your options to purchase shares of the Company’s common stock, whether vested or unvested, granted pursuant to the Plan that are outstanding as of the Expiration Date are “Eligible Options” that you may elect to exchange in this exchange offer.

For purposes of this Offering Memorandum, the term “stock option” generally refers to an option to purchase one share of Cambium common stock.

If you are an Eligible Optionholder who properly surrenders all of your Eligible Options for exchange in this exchange offer, and if we accept your surrendered Eligible Options, you will receive replacement stock options granted pursuant to the Plan (“New

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Options”) that will replace your Eligible Options tendered pursuant to this exchange offer and will have substantially the same terms and conditions as your Eligible Options, except that:

•

The number of New Options you will receive in exchange for your Eligible Options will be calculated by multiplying the number of shares of Cambium common stock currently subject to your Eligible Options by your applicable exchange ratio, as determined by the Compensation Committee for each Eligible Optionholder (the “Exchange Ratio”). Not all Eligible Optionholders have the same Exchange Ratio. The Exchange Ratio applicable to your Eligible Options is set forth on Schedule A to your personalized Election Form. Annex B to this Offering Memorandum lists the Exchange Ratios applicable to the Eligible Options held by all Eligible Optionholders. Your Exchange Ratio may be greater than, equal to, or less than one-for-one. Depending upon whether your particular Exchange Ratio is greater than, equal to, or less than one-for-one, you will receive New Options to purchase a greater number, an equal number, or a lesser number of shares of Cambium common stock than the number of shares underlying your Eligible Options at the time of exchange.

•

The exercise price per share for each New Option will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, on the date of grant of the New Option (the “New Option Grant Date”). The Company anticipates that the exercise price for the New Options will be lower than the exercise price of the Eligible Options that will be surrendered for exchange.

•

All New Options issued in exchange for your Eligible Options will be subject to a four-year vesting period, even if all or a portion of your Eligible Options are already vested. Under this vesting schedule, the New Options will vest in equal monthly installments on the last day of each month of such four (4) year period commencing as of January 1, 2013.

•

Each New Option will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such New Option terminates earlier in accordance with its terms. Since the scheduled expiration date has not changed, the period from grant date to scheduled expiration date under your New Option will be shorter than the period from grant date to scheduled expiration date under your Eligible Option.

•

The New Options will be subject to the terms and conditions of the Plan and a new stock option agreement between you and Cambium. For further details about the Plan, see “This Exchange Offer–The Plan.”

We have previously issued stock options under the Plan as a means to attract and retain the best available personnel, to provide additional incentives to our employees and to promote the success of Cambium and its subsidiaries. However, the Compensation Committee has determined that the Eligible Optionholders have outstanding stock options with exercise prices that are significantly higher than the current market price per share of Cambium common stock. These options are commonly referred to as being “underwater.” As a result, these stock options have little or no current value as an incentive to retain and motivate the Eligible Optionholders.

This exchange offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options. By making this exchange offer, we intend to provide the Eligible Optionholders with the opportunity to hold options that over time may have a greater potential to increase in value and, in the case of Eligible Optionholders who have an Exchange Ratio that is greater than one-for-one, the opportunity to hold options with respect to a greater number of shares of Cambium common stock, thereby creating better incentives for the Eligible Optionholders to remain with Cambium and its subsidiaries and contribute to the attainment of our business and financial objectives.

The offering period for this exchange offer will commence on June 24, 2013 and expire at 5:00 p.m., Eastern Time, on the Expiration Date (which we currently expect will be July 30, 2013). We may extend the Expiration Date at our discretion. If we extend this exchange offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. The Expiration Date will also be the date on which Eligible Options properly surrendered in this exchange offer and accepted by us for exchange will be cancelled. We expect that the New Option Grant Date will be the same date as the Expiration Date (all currently expected to be July 30, 2013). If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

Participation in this exchange offer is completely voluntary. We are making this exchange offer upon the terms and conditions described in this Offering Memorandum and in the related documents referred to in this Offering Memorandum. This exchange offer is not conditioned upon a minimum number of Eligible Options being surrendered for cancellation or a minimum number of Eligible Optionholders participating. However, if you elect to participate in this exchange offer, you must tender all of the Eligible Options that you hold and cannot decide to participate on a grant-by-grant basis. If you choose not to surrender all of your Eligible Options in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions under which they were originally granted.

See “Risk Factors–Risks Related to This Exchange Offer” for a discussion of risks that you should consider before participating in this exchange offer.

Shares of Cambium common stock are traded on The NASDAQ Capital Market under the symbol “ABCD.” On June 21, 2013, the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, was $1.39 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices and we cannot predict what the last reported sale price of our common stock used to determine the exercise price of each New Option, will be.

If you wish to surrender your Eligible Options for exchange in this Exchange Offer, you must notify Todd Buchardt, General Counsel, of your election to exchange your Eligible Options before 5:00 p.m. Eastern Time, on the Expiration Date by completing and signing the accompanying personalized Election Form according to the instructions contained therein and delivering the entire Election Form, including Schedule A, to us so that we receive it before 5:00 p.m., Eastern Time, on the Expiration Date by one of the following means:

By Mail or Delivery Service:	By Facsimile:
Cambium Learning Group, Inc.	Attention: Todd Buchardt
Attention: Todd Buchardt	Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400	Facsimile: (214) 424-6425
Dallas, Texas 75287

By E-mail:
todd.buchardt@cambiumlearning.com

You should direct questions about this exchange offer or requests for assistance (including requests for additional copies of this Offering Memorandum, the Election Form, the Withdrawal Form or other documents relating to this exchange offer) to Todd Buchardt, by mail or delivery service at 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, by phone at (214) 932-9590, or by e-mail at todd.buchardt@cambiumlearning.com.

IMPORTANT

Neither Cambium, nor its Board of Directors nor the Compensation Committee will make any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options for New Options in this exchange offer. You must make your own decision on whether to surrender your Eligible Options for exchange in this exchange offer after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this exchange offer.

THIS OFFERING MEMORANDUM HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING MEMORANDUM OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about this exchange offer. We encourage you to carefully read the rest of this Offering Memorandum and the other related documents referred to in this Offering Memorandum. Where appropriate, we have included references to the relevant sections of this Offering Memorandum where you can find a more complete description of the topics in this summary.

Why are we making this exchange offer?

We have issued stock options under the Plan as a means to attract and retain the best available personnel, to provide additional incentives to our and our subsidiaries’ employees and to promote the success of the Cambium businesses. However, the Compensation Committee has determined that the Eligible Optionholders have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” As a result, these stock options have little or no current value as an incentive to retain and motivate the Eligible Optionholders. This exchange offer is intended to address this situation by providing the Eligible Optionholders with an opportunity to exchange Eligible Options for New Options granted under the Plan. By making this exchange offer, we intend to provide the Eligible Optionholders with the opportunity to hold stock options that over time may have a greater potential to increase in value and, in the case of Eligible Optionholders who have an Exchange Ratio that is greater than one-for-one, the opportunity to hold options with respect to a greater number of shares of Cambium common stock, thereby creating better incentives for the Eligible Optionholders to remain with Cambium and contribute to the attainment of our business and financial objectives. See “This Exchange Offer–Purpose of This Exchange Offer” for more information.

What securities are we offering to exchange?

Only Eligible Options may be exchanged pursuant to this exchange offer. An Eligible Option is any stock option granted under the Plan to an Eligible Optionholder, whether vested or unvested, that is outstanding on the Expiration Date. No other outstanding stock options to purchase shares of Cambium common stock may be exchanged pursuant to this exchange offer. We are making this exchange offer upon the terms and conditions set forth in this Offering Memorandum and in the other related documents referred to in this Offering Memorandum, including the Election Form and Withdrawal Form, attached hereto as Exhibit (a)(1)(D) and Exhibit (a)(1)(E), respectively. See “This Exchange Offer–Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Who is eligible to participate in this exchange offer?

The only optionholders who may participate in this exchange offer are those persons who have been selected by the Compensation Committee to be eligible to participate in this exchange offer, which persons are identified on Annex A to this Offering Memorandum. In addition, to be eligible to participate in this exchange offer, an Eligible Optionholder must:

•	be a U.S. employee of the Company or any of its subsidiaries who was employed by the Company or any of its subsidiaries on June 24, 2013, the date this exchange offer commenced;

•	remain employed by the Company or any of its subsidiaries through the Expiration Date, and have not received, nor given, a notice of resignation or termination on or before the Expiration Date; and

•	hold one or more Eligible Options as of the Expiration Date.

Not all employees of the Company or its subsidiaries who hold options to purchase shares of Cambium common stock are eligible to participate in this exchange offer. The name of each Eligible Optionholder is set forth on Annex A to this Offering Memorandum. See “This Exchange Offer–Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Are there any differences between New Options and Eligible Options?

Yes. If you choose to participate in this exchange offer and surrender all of your Eligible Options for exchange, and if we accept your surrendered Eligible Options, each New Option will differ from the Eligible Option you surrender and exchange for the New Option as follows:

•

The number of New Options you will receive in exchange for your Eligible Options will be calculated by multiplying the number of shares of Cambium common stock currently subject to your Eligible Options by your Exchange Ratio, as set forth on Schedule A to your personalized Election Form.

•

The exercise price per share for each New Option will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, on the New Option Grant Date.

•

Each New Option will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013, even if all or a portion of your Eligible Options are already vested.

•

Each New Option will have the same remaining term as the Eligible Option for which it is exchanged and will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such New Option terminates earlier in accordance with its terms. Since the scheduled expiration date has not changed, the period from grant date to scheduled expiration date under your New Option will be shorter than the period from grant date to scheduled expiration date under your Eligible Option.

•	Each New Option will be subject to the terms and conditions of the Plan and a new stock option agreement between you and Cambium.

Are there any conditions to this exchange offer?

This exchange offer is not conditioned upon a minimum number of Eligible Options being tendered, a minimum number of Eligible Optionholders participating or otherwise.

Your participation in the exchange offer is subject to the conditions:

•	that you are designated as an Eligible Optionholder by the Compensation Committee;

•

that you meet the other criteria for eligibility to participate in this exchange offer as an “Eligible Optionholder”, including that you remain employed by the Company or any of its subsidiaries as of the Expiration Date; and

•	that your tender complies with the surrender requirements described in this Offering Memorandum.

What will be the exercise price per share of the New Options?

The exercise price per share of New Options will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, on the New Option Grant Date (expected to be July 30, 2013).

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Options. See “This Exchange Offer–Price Range of Our Common Stock” for information concerning historical prices of our common stock.

How many shares of Cambium common stock will be subject to my New Option?

The number of shares of Cambium common stock subject to your New Options will be calculated by multiplying your individual Exchange Ratio by the number of shares of Cambium common stock subject to the Eligible Options tendered by you in this exchange offer. The Compensation Committee has determined the Exchange Ratio applicable to each Eligible Optionholder. Not all Eligible Optionholders have the same Exchange Ratio. Your Exchange Ratio is set forth on Schedule A to your personalized Election Form. Schedule A to your personalized Election Form also identifies the number of your Eligible Options and the number of New Options that you will receive in exchange for your Eligible Options if you elect to participate in this exchange offer. Annex B to this Offering Memorandum lists the Exchange Ratios applicable to the Eligible Options held by all Eligible Optionholders, which Eligible Options may be surrendered by the Eligible Optionholders for cancellation and exchange in the exchange offer. Annex B to this Offering Memorandum also sets forth the number of Eligible Options to which each Exchange Ratio applies, the weighted average exercise price of the Eligible Options subject to each Exchange Ratio, and the number of New Options the Eligible Optionholders will receive in exchange for the Eligible Options subject to each Exchange Ratio assuming that all Eligible Options are exchanged for New Options and cancelled pursuant to this offer.

If your Exchange Ratio is one-for-one, you validly tender your Eligible Options, and such Eligible Options are accepted and cancelled, you will receive New Options to acquire the same number of shares of Cambium common stock that were underlying your Eligible Options at the time of the exchange. Your Exchange Ratio may, however, be greater than, equal to, or less than one-for-one. In this situation, depending upon whether your particular Exchange Ratio is greater than, equal to, or less than one-for-one, you would receive New Options to purchase a greater number, an equal number, or a lesser number of shares of Cambium common stock than the number of shares underlying your Eligible Options at the time of exchange.

For example, if your Exchange Ratio was two-for-one, and you validly exchange your Eligible Options to purchase 1,000 shares of Cambium common stock in this exchange offer, you will receive New Options to purchase 2,000 shares of Cambium common stock. On the other hand, if your Exchange Ratio was one-half-for-one, and you validly exchange your Eligible Options to purchase 1,000 shares of Cambium common stock in this exchange offer, you will receive New Options to purchase 500 shares of Cambium common stock.

When will the New Options become vested?

Your New Options will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013. Therefore, if the New Option Grant Date occurs on or after July 1, 2013 but prior to July 31, 2013, your New Options will be vested on the New Option Grant Date with respect to 1/8 of the shares of Cambium common stock subject to the New Options, and will vest with respect to an additional 1/48 of the shares of Cambium common stock subject to the New Options on the last day of the month during which the New Option Grant Date occurs and each of the next forty-one (41) months commencing thereafter, provided you remain employed by the Company or any or its subsidiaries on the applicable vesting date.

What happens to my New Options if my employment with Cambium or its subsidiaries terminates?

If your employment with Cambium or its subsidiaries terminates, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of the date of termination. This is the same vesting rule that applies to any unvested Eligible Options that you may hold.

If your employment with Cambium or its subsidiaries terminates for any reason other than for cause, death or disability, the New Options, to the extent vested as of the date of such termination of employment, may be exercised by you for a period of ninety (90) days following such termination of employment (but in no event later than the expiration date of the New Options). If your employment with Cambium or its subsidiaries is terminated for cause (as determined in accordance with the Plan), you shall have no right to exercise the New Options, whether or not then vested, at any time on or after the effective date of such termination. If your employment with Cambium or its subsidiaries terminates by reason of death or disability, the New Options, to the extent vested as of such termination of employment, may be exercised for a period of twelve (12) months following such termination of employment (but in no event later than the expiration date of the New Options). These termination provisions are identical to the termination provisions that apply to your Eligible Options.

Nothing in this exchange offer confers upon you the right to remain an employee of Cambium or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

Will my New Options be incentive stock options or nonqualified stock options?

Just as each Eligible Option is a non-qualified stock option, each New Option also will be a non-qualified stock option. See “This Exchange Offer–Material United States Tax Consequences” for more information about non-qualified stock options.

When will my New Options expire?

The New Options you receive will have the same remaining term as the corresponding Eligible Options you tendered in exchange for the New Options.

Must I participate in this exchange offer?

No. Your participation in this exchange offer is completely voluntary. If you choose not to participate, you will keep your Eligible Options, you will not receive any New Options under this exchange offer, and no changes will be made to the terms of your Eligible Options as a result of this exchange offer.

How should I decide whether or not to exchange my Eligible Options for New Options?

We are providing information to assist you in making your own informed decision. However, we are not making any recommendation as to whether you should or should not participate in this exchange offer. You should seek your own outside legal counsel, accountant or financial advisor for further advice. No one from Cambium is, or will be, authorized to provide you with a recommendation. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

How do I find out how many Eligible Options I have?

You will be provided with a personalized Election Form that identifies (i) your Eligible Options (as well as their grant dates, remaining term, exercise prices and vesting schedule), (ii) your Exchange Ratio and (iii) the number of shares of Cambium common stock that will be subject to your New Options if you elect to participate in this exchange offer.

You can at any time confirm the number of Eligible Options that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by contacting Todd Buchardt, by mail or delivery service at 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, by phone at (214) 932-9590, by facsimile at (214) 424-6425, or by e-mail at todd.buchardt@cambiumlearning.com.

If I previously exercised a stock option in part, can I exchange the remaining portion of that option for New Options

Yes. If you previously exercised a stock option in part and the remaining portion of that stock option is identified as an Eligible Option on Schedule A to your personalized Election Form, the remaining portion of the option may be exchanged under this exchange offer.

Can I exchange a portion (but not all) of my Eligible Options?

No. If you elect to participate in this exchange offer, you must exchange all of your Eligible Options.

What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the New Options?

Any Eligible Optionholder who is on an authorized leave of absence will be able to participate in this exchange offer. If you tender your Eligible Options while you are on an authorized leave of absence before the Expiration Date, you will be entitled to receive New Options on the New Option Grant Date as long as the eligibility requirements are still met.

What if my employment with Cambium or its subsidiaries ends before the expiration of this exchange offer?

If you have tendered Eligible Options under this exchange offer and you cease to be an employee of Cambium or its subsidiaries for any reason, or if you receive or submit a notice of resignation or termination, on or before the Expiration Date, you will no longer be eligible to participate in this exchange offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your Eligible Options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

The terms of your employment with Cambium or any its subsidiaries, as the case may be, remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our or our subsidiaries’ employ until the grant date for the New Options or thereafter.

If I participate in this exchange offer, when will I receive the New Options?

The New Option Grant Date will be the same date as the Expiration Date (which we currently expect to be July 30, 2013). We will issue new stock option agreements with respect to New Options promptly following the New Option Grant Date.

Will I owe taxes if I exchange my Eligible Options in this exchange offer?

The exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon either the cancellation of the Eligible Options or the grant of the New Options. However, you should consult your own tax advisor to determine the tax consequences of participating in this exchange offer. See “This Exchange Offer–Material United States Tax Consequences” for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to local, state, federal and foreign tax consequences of participating in this exchange offer.

What happens if, after the grant date of the New Options, my New Options end up being “underwater”?

This exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of Cambium common stock at any time in the future. As such, we do not anticipate offering Optionholders another opportunity to exchange “underwater” options for new options in the future.

What happens to my Eligible Options if I elect not to participate in this exchange offer or if they are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on your Eligible Options if you elect not to participate in this exchange offer or if your Eligible Options are not accepted for exchange in this exchange offer.

If I tender my Eligible Options in this exchange offer, am I giving up my rights to them?

If you tender your Eligible Options and do not validly withdraw your tender prior to the Expiration Date, and we accept your Eligible Options for exchange, your Eligible Options will be cancelled on the Expiration Date and you will no longer have any rights to them.

How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 5:00 p.m., Eastern Time, on July 30, 2013. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. See “This Exchange Offer–Extension of Exchange Offer; Amendment” for more information.

How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this exchange offer closes.

To validly tender your Eligible Options, you must properly complete, sign and deliver your entire personalized Election Form, including Schedule A, and any other documents required by the Election Form in accordance with the instructions set forth therein to the attention of Todd Buchardt, by facsimile to (214) 424-6425, Attention: Todd Buchardt, by mail or delivery service to Cambium Learning Group, Inc., Attention: Todd Buchardt, 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, or by e-mail to todd.buchardt@cambiumlearning.com.

Your Eligible Options will not be considered tendered until we receive a properly completed and signed Election Form. We must receive your properly completed and signed Election Form in its entirety, including Schedule A, before 5:00 p.m., Eastern Time, on the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

We will only accept delivery of the signed Election Form by mail, delivery service, facsimile or e-mail. The method of delivery is at your own option and risk. You are responsible for making sure that the entire Election Form, including Schedule A, is delivered to Todd Buchardt as required. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. We reserve the right to reject any or all tenders of Eligible Options that we determine in our sole discretion are not in appropriate form or would be unlawful to accept. All tenders that are timely submitted and that we determine to be in appropriate form and not unlawful to be accepted will be accepted. See “This Exchange Offer–Procedures for Tendering Eligible Options” for more information. Subject to our rights to extend, amend, withdraw and terminate this exchange offer, we expect to accept all properly tendered Eligible Options no later than the Expiration Date.

When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before 5:00 p.m., Eastern Time, on the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of this exchange offer. To withdraw previously tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw your Eligible Options. If you miss this deadline for withdrawal, but remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering your Eligible Options in this exchange offer as discussed above. Any such re-tender must be completed before 5:00 p.m., Eastern Time, on the Expiration Date. See “This Exchange Offer–Withdrawal Rights” for more information.

How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an e-mail or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date.

What will happen if I do not return my Election Form by the deadline?

If we do not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender your Eligible Options for exchange in this exchange offer, you do not need to do anything.

What if I have any questions regarding this exchange offer or I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional copies of this Offering Memorandum and other exchange offer documents) to Todd Buchardt at:

Cambium Learning Group, Inc.

Attention: Todd Buchardt

17855 North Dallas Parkway, Suite 400

Dallas, Texas 75287

Telephone: (214) 932-9590

Facsimile: (214) 424-6425

todd.buchardt@cambiumlearning.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this exchange offer.

Risks Related to This Exchange Offer

If you elect to participate in this exchange offer, your New Options will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013. Therefore, if the New Grant Date occurs on or after July 1, 2013 but prior to July 31, 2013, your New Options will be vested on the New Option Grant Date with respect to 1/8 of the shares of Cambium common stock subject to the New Options, and will vest with respect to an additional 1/48 of the shares of Cambium common stock subject to the New Options on the last day of the month during which the New Option Grant Date occurs and each of the next forty-one (41) months commencing thereafter, provided you remain employed by the Company or any of its subsidiaries on the applicable vesting date. Generally, if your employment with Cambium terminates, your New Options will cease to vest and any unvested portion of your New Options will be cancelled as of the date your employment terminated. Accordingly, if you exchange Eligible Options for New Options and your employment with Cambium terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options. On the other hand, if you do not exchange your Eligible Options for New Options, depending on the date of your termination, it is possible that the percentage of your Eligible Options that is vested on your date of termination date will be greater than the percentage of the New Options that would have been vested on such termination date had you elected to exchange your Eligible Options for New Options. For example, if you were to terminate employment on January 1, 2014 and your Eligible Options would have been 75% vested on that date, a greater percentage of your Eligible Options (75%) would have been vested than your New Options (25%).

Nothing in this exchange offer confers upon you the right to remain an employee of Cambium or any of its subsidiaries. The terms of your employment with us or any of our subsidiaries, as the case may be, remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our or any of our subsidiaries’ employ until the grant date for the New Options or thereafter.

If you elect to participate in this exchange offer, then the New Options issued to you will be non-qualified stock options. See “This Exchange Offer–Material United States Tax Consequences” for more information about non-qualified stock options.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the local, state, federal and foreign tax consequences of participating in this exchange offer. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

The per share exercise price of any New Options granted to you in return for your tendered Eligible Options will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market on the New Option Grant Date, which we expect to be July 24, 2013. Before the New Option

Grant Date, our common stock could increase in value and the exercise price of the New Options could be higher than the exercise price of Eligible Options cancelled as part of this exchange offer. In this case, you could be economically better off keeping your Eligible Options.

If you elect to participate in this exchange offer, and the price of our common stock increases after the date on which your Eligible Options are cancelled as part of this exchange offer, your Eligible Options may have been worth more (had you not exchanged them for New Options) than the New Options that you receive in exchange for them. Because the Exchange Ratios of this exchange offer are not one-for-one with respect to all Eligible Options, and because all New Options will be subject to a four (4) year monthly vesting schedule commencing as of January 1, 2013, it is possible that, at some point in the future, Eligible Options that are cancelled and exchanged in this Exchange Offer would have been economically more valuable than the New Options granted in exchange therefor pursuant to this exchange offer. For example, if your Exchange Ratio is one-half-for-one and you exchange Eligible Options for 1,000 shares with an exercise price per share of $6.50, you would receive a grant of 500 New Options. Assume, for illustrative purposes only, that the exercise price of your New Option is $1.50 per share and five years after the New Option Grant Date (a time when your New Options are fully vested) the price of our common stock had increased to $15.50. Under this example, if you still held your exchanged Eligible Options at such time, you would have unrealized pre-tax gain of $9,000, but if you exchanged your Eligible Options for New Options, you would only have unrealized pre-tax gain of $7,000 with respect to your New Options (assuming you still held them at such time).

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, the other information provided in this Offering Memorandum, and the other materials that we have filed with the SEC before deciding whether to tender your Eligible Options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THIS EXCHANGE OFFER

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

We are making an offer to persons designated as Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” and not validly withdrawn pursuant to “Withdrawal Rights” before 5:00 p.m. Eastern Time, on the Expiration Date of this exchange offer for New Options.

Eligible Optionholders

The only Optionholders who may participate in this exchange offer are those U.S. employees of the Company or any of its subsidiaries as of June 24, 2013, the date this exchange offer commenced, who have been selected by the Compensation Committee to be eligible to participate in this exchange offer, which persons are identified on Annex A to this Offering Memorandum. In addition, to be eligible to participate in this exchange offer, an Eligible Optionholder must:

•	remain employed by the Company or any of its subsidiaries through the Expiration Date, and have not received, nor given, a notice of resignation or termination on or before the Expiration Date; and

•	hold one or more Eligible Options as of the Expiration Date.

Not all employees of the Company or its subsidiaries who hold options to purchase shares of Cambium common stock are eligible to participate in this exchange offer. The Compensation Committee selected 40 U.S. employees of Cambium (of which six are executive officers and/or directors of Cambium) to be eligible to participate in this exchange offer. The name of each Eligible Optionholder is set forth on Annex A to this Offering Memorandum.

Eligible Options

Only Eligible Options may be exchanged pursuant to this exchange offer. An Eligible Option is any stock option granted under the Plan to an Eligible Optionholder, whether vested or unvested, that is outstanding on the Expiration Date. No other outstanding stock options to purchase shares of Cambium common stock may be exchanged pursuant to this exchange offer. As of June 21, 2013, options to purchase approximately 1,757,500 shares of the Company’s common stock were eligible for exchange in this exchange offer, of which 1,303,750 have an exercise price of $4.50 per share, 54,375 have an exercise price of $4.81 per share and 399,375 have an exercise price of $6.50 per share. The actual number of stock options to be exchanged in this exchange offer will depend on the number of Eligible Options surrendered by Eligible Optionholders and accepted for exchange.

Offering Period

The offering period for this exchange offer will commence on June 24, 2013 and expire at 5:00 p.m., Eastern Time, on the Expiration Date.

Expiration Date

We expect that the Expiration Date will be July 30, 2013 at 5:00 p.m., Eastern Time. We may extend the Expiration Date at our discretion. If we extend this exchange offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Cancellation Date

Eligible Options that are tendered and accepted by us pursuant to this exchange offer will be cancelled on the same date as the Expiration Date.

New Option Grants

Each New Option will be granted pursuant to the Plan. In addition, each New Option will differ from the Eligible Option surrendered and exchanged for the New Option by an Eligible Optionholder as follows:

•

The number of New Options an Eligible Optionholder will receive in exchange for his or her Eligible Options will be calculated by multiplying the number of shares of Cambium common stock currently subject to such Eligible Optionholder’s Eligible Options by his or her Exchange Ratio, as set forth on Schedule A to your personalized Election Form.

•

The exercise price per share for each New Option will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, on the New Option Grant Date.

•

Each New Option will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013, even if all or a portion of your Eligible Options are already vested.

•

Each New Option will have the same remaining term as the Eligible Option for which it is exchanged and will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such New Option terminates earlier in accordance with its terms. Since the scheduled expiration date has not changed, the period from grant date to scheduled expiration date under your New Option will be shorter than the period from grant date to scheduled expiration date under your Eligible Option.

•	Each New Option will be subject to the terms and conditions of the Plan and a new stock option agreement between the Eligible Optionholder and Cambium.

For further details about the Plan, see “The Plan” below.

New Option Grant Date

We expect the New Option Grant Date will be July 30, 2013. If the Expiration Date is extended, the New Option Grant Date will be similarly extended.

New Options

New stock options issued under the Plan will replace the Eligible Options validly tendered and exchanged pursuant to this exchange offer. New Options will be subject to the terms of the Plan and a new stock option agreement between each Eligible Optionholder and Cambium.

In addition, each New Option granted to Eligible Optionholders will be a non-qualified stock option. For further information about the tax consequences of nonqualified stock options, see “Material United States Tax Consequences” below.

Vesting Schedule

The New Options will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013. Therefore, if the New Grant Date occurs on or after July 1, 2013 but prior to July 31, 2013, the New Options will be vested on the New Option Grant Date with respect to 1/8 of the shares of Cambium common stock subject to the New Options, and will vest with respect to an additional 1/48 of the shares of Cambium common stock subject to the New Options on the last day of the month during which the New Option Grant Date occurs and each of the next forty-one (41) months commencing thereafter, provided the Eligible Optionholder remains employed by the Company or any of its subsidiaries on the applicable vesting date.

If an Eligible Optionholder’s employment with Cambium or any of its subsidiaries, as the case may be, is terminated, his or her New Options will not continue to vest. In addition, if an Eligible Optionholder’s employment is terminated for cause, the Eligible Optionholder will forfeit all of his or her New Options whether or not previously vested.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE IN THIS EXCHANGE OFFER.

NOTHING IN THIS OFFERING MEMORANDUM CONFERS UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CAMBIUM OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US OR ANY OF OUR SUBSIDIARIES, AS THE CASE MAY BE, REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR OR ANY OR OUR SUBSIDIARIES’ EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF CAMBIUM OR ANY OF ITS SUBSIDIARIES FOR ANY REASON BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Purpose of This Exchange Offer

We are making this exchange offer to recognize key contributions by the Eligible Optionholders, and to align their interests with our stockholders’ interests. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs. Stock options are designed to motivate and reward the efforts of our and our subsidiaries’ employees toward our growth and success. By granting stock options, we intend to align such employees’ interests with our stockholders’ interests, provide incentives for them to grow long-term stockholder value, and encourage their long-term employment.

We have issued stock options under the Plan as a means to attract and retain the best available personnel, to provide additional incentives to our and our subsidiaries’ employees and to promote the success of the Cambium businesses. However, the Compensation Committee has determined that the Eligible Optionholders have outstanding stock options with exercise prices that are significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.” As a result, these stock options have little or no current value as an incentive to retain and motivate the Eligible Optionholders.

This exchange offer is intended to address this situation by providing Eligible Optionholders with an opportunity to exchange Eligible Options for New Options granted under the Plan. By making this exchange offer, we intend to provide the Eligible Optionholders with the opportunity to hold options that over time may have a greater potential to increase in value and, in the case of Eligible Optionholders who have an Exchange Ratio that is greater than one-for-one, the opportunity to hold options with respect to a greater number of shares of Cambium common stock, thereby creating better incentives for the Eligible Optionholders to remain with Cambium and contribute to the attainment of our business and financial objectives.

We believe this exchange offer will motivate these individuals to achieve future growth. By realigning the exercise prices of previously granted stock options more closely with the current per share market price of our common stock, we believe that these stock options will again become important tools to help motivate and retain these individuals and continue to align their interests with those of our stockholders. While we hope this exchange offer will reduce the current disparity between the per share market price of our common stock and the exercise price of Eligible Options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options you elect to tender.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE IN THIS EXCHANGE OFFER.

Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before 5:00 p.m., Eastern Time, on the Expiration Date. If we extend this exchange offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

If you elect to exchange your Eligible Options, you must tender for exchange all of your outstanding Eligible Options. No partial exchanges will be permitted. If you attempt to exchange a portion but not all of your outstanding Eligible Options, we will not accept your tender.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this exchange offer, you must have been designated as an Eligible Optionholder by the Compensation Committee and you must meet the other criteria for eligibility to participate in this exchange offer as an “Eligible Optionholder,” including that you remain employed by the Company or any of its subsidiaries as of the Expiration Date and not have received nor given a notice of resignation or termination on or before the Expiration Date. You must deliver a properly completed and signed Election Form and any other documents required to be included with the Election Form to the attention of Todd Buchardt, by facsimile to (214) 424-6425, by mail or delivery service to Cambium Learning Group, Inc., Attention: Todd Buchardt, 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, or by e-mail to todd.buchardt@cambiumlearning.com. Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who tendered the Eligible Options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Election Form. You do not need to return your stock option agreements relating to your tendered Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form by the Expiration Date. If you miss this deadline, you will not be permitted to participate in this exchange offer. We will only accept delivery of the signed Election Form by hand, facsimile, mail, delivery service or e-mail. The method of delivery is at your own choice and risk. You are responsible for making sure the Election Form is delivered to Todd Buchardt as required. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time. Neither Cambium nor any other person is obligated to give notice of any defects or irregularities in tenders, in the Election Form or any other document submitted by an Eligible Optionholder.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the persons who will be designated as Eligible Optionholders, the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Cambium nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce this offer period, subject only to any extension of the Expiration Date of this exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under “Withdrawal Rights” and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this exchange offer will constitute a binding agreement between Cambium and you upon the terms and subject to the conditions of this exchange offer.

We expect to accept and cancel, promptly following the Expiration Date of this exchange offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this exchange offer.

Withdrawal Rights

If you elect to accept this exchange offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this exchange offer, by following the procedure described in this section. Please note that, just as you may not tender only part of your Eligible Options, you also may not withdraw your election with respect to only a portion of your Eligible Options. If you elect to withdraw your previously tendered Eligible Options, you must reject this exchange offer with respect to all of your Eligible Options.

You may withdraw your tendered Eligible Options at any time before 5:00 p.m., Eastern Time, on the Expiration Date. If we extend this exchange offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date.

To validly withdraw tendered Eligible Options, you must deliver to us (using one of the same delivery forms set forth in “Procedures For Tendering Eligible Options”) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline but remain an Eligible Optionholder of Cambium, your previously tendered Eligible Options will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in “Procedures For Tendering Eligible Options” above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be provided along with the Notice of Withdrawal.

Withdrawal

We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those Eligible Options before 5:00 p.m., Eastern Time, on the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Acceptance of Eligible Options For Exchange; Issuance of New Options

Subject to, and conditioned upon, the terms and conditions of this exchange offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be cancelled and you will no longer have any rights under your Eligible Options. We will issue New Options on the New Option Grant Date, which we expect will be the same date as the Expiration Date, which we expect to be July 30, 2013. If this exchange offer is extended, then the New Option Grant Date will also be extended.

Promptly after we cancel the Eligible Options tendered for exchange, we will issue new stock option agreements for the New Options and send each tendering Eligible Optionholder a “confirmation letter” indicating the Eligible Options that we have accepted for exchange, the date of acceptance, and the number of shares underlying such New Options granted to each tendering Eligible Optionholder. We filed a form of this confirmation letter with the SEC as an exhibit to the Schedule TO.

If you have tendered your Eligible Options under this exchange offer and your employment with Cambium or any of its subsidiaries, as the case may be, terminates for any reason, or if you receive or submit a notice of resignation or termination, on or before the Expiration Date, you will no longer be eligible to participate in this exchange offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on The NASDAQ Capital Market under the symbol “ABCD.”

Our common stock was transferred to The NASDAQ Capital Market at the opening of business on June 20, 2013, prior to which our common stock was listed on The NASDAQ Global Market. The following table sets forth on a per share basis the high and low sales price for our common stock on The NASDAQ Global Market or The NASDAQ Capital Market, as applicable, during the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$3.98	$3.10
Second Quarter	$3.49	$2.85
Third Quarter	$3.44	$2.48
Fourth Quarter	$3.66	$2.65

Fiscal Year Ended December 31, 2012
First Quarter	$3.43	$2.61
Second Quarter	$2.75	$0.94
Third Quarter	$1.30	$0.83
Fourth Quarter	$1.50	$0.58

Fiscal Year Ending December 31, 2013
First Quarter	$1.40	$0.93
Second Quarter (through June 21, 2013)	$1.50	$0.93

On June 21, 2013, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.39. The approximate number of stockholders of record of our common stock on that date was 668, although we believe that the number of beneficial owners of our common stock is substantially greater. Given the manner in which the exercise price for the New Options will be determined, we recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were issued under the Plan. Each New Option will also be granted under the Plan, which is our only active equity incentive compensation plan from which we may make new stock option grants. As of June 21, 2013, there were outstanding Eligible Options to purchase an aggregate of 1,757,500 shares of Cambium common stock with a weighted average exercise price of $4.96 per share (of which 1,303,750 have an exercise price of $4.50 per share, 54,375 have an exercise price of $4.81 per share and 399,375 have an exercise price of $6.50 per share). As of June 21, 2013, 1,222,724 of the outstanding Eligible Options were vested. If all Eligible Options are tendered in this exchange offer, we would issue New Options to purchase an aggregate of 1,927,500 shares of our common stock.

Terms of New Options

Each New Option will have substantially the same terms and conditions as the Eligible Option surrendered for such New Option, except as follows:

•

The number of New Options an Eligible Optionholder will receive in exchange for his or her Eligible Options will be calculated by multiplying the number of shares of Cambium common stock currently subject to such Eligible Optionholder’s Eligible Options by his or her Exchange Ratio, as set forth on Schedule A to your personalized Election Form. Annex B to this Offering Memorandum lists the Exchange Ratios applicable to the Eligible Options held by all Eligible Optionholders, which Eligible Options may be surrendered by the Eligible Optionholders for cancellation and exchange in the exchange offer. Annex B to this Offering Memorandum also sets forth the number of Eligible

Options to which each Exchange Ratio applies, the weighted average exercise price of the Eligible Options subject to each Exchange Ratio and the number of New Options the Eligible Optionholders will receive in exchange for the Eligible Options subject to each Exchange Ratio.

•

The exercise price per share for each New Option will be equal to the last reported sale price per share of Cambium common stock, as reported on The NASDAQ Capital Market, on the New Option Grant Date.

•

Each New Option will vest in equal monthly installments on the last day of each month over the four (4) year period commencing as of January 1, 2013, even if all or a portion of your Eligible Options are already vested.

•

Each New Option will have the same remaining term as the Eligible Option for which it is exchanged and will continue to expire on the scheduled expiration date applicable to such Eligible Option for which it is exchanged, unless such New Option terminates earlier in accordance with its terms. Since the scheduled expiration date has not changed, the period from grant date to scheduled expiration date under your New Option will be shorter than the period from grant date to scheduled expiration date under your Eligible Option.

•	Each New Option will be subject to the terms and conditions of the Plan and a new stock option agreement between the Eligible Optionholder and Cambium.

The terms and conditions of your Eligible Options are set forth in the Plan and the stock option agreements under which they were granted.

NOTHING IN THIS OFFERING MEMORANDUM CONFERS UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CAMBIUM OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US OR ANY OF OUR SUBSIDIARIES, AS THE CASE MAY BE, REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR OR ANY OR OUR SUBSIDIARIES’ EMPLOY UNTIL THE NEW OPTION GRANT DATE OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF CAMBIUM OR ANY OF ITS SUBSIDIARIES FOR ANY REASON BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

The Plan

New Options will be granted under the Plan. The general purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees, officers, directors and consultants, and to promote the success of the Company and its subsidiaries.

Summary of the Plan

The following is a brief description of certain important features of the Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Plan, a copy of which has been filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 8, 2009 (File Number
333-161075).

Administration

The Plan is administered by the Compensation Committee. We refer to that committee as the administrator. Under the Plan, the administrator has the power to, among other things, select the individuals to whom awards will be granted, and determine the type, size and the terms and conditions of the awards.

Eligibility

All “Service Providers,” defined by the Plan as employees, directors and consultants of the Company and any parent or subsidiary, are eligible to receive awards under the Plan. Participation is discretionary, and awards are subject to approval by the administrator. As of June 21, 2013, 563 employees and five non-employee directors were eligible to participate in the Plan.

Types of Awards

The Plan permits the administrator to grant a variety of equity-based awards, including stock options, stock appreciation rights, restricted or unrestricted shares of our common stock, and restricted stock units payable in shares of our common stock.

Number of Shares

The aggregate number of shares of our common stock available for issuance in connection with the various types of equity-based awards under the Plan is 5,000,000 shares, subject to customary adjustments for stock splits, stock dividends or similar transactions.

As of June 21, 2013, stock options covering 2,134,329 shares of our common stock were outstanding under the Plan at a weighted average exercise price of $4.92 per share, and 2,762,392 shares were available for future grant under the Plan. On June 21, 2013, the last reported sale price of our common stock as reported on The NASDAQ Capital Market was $1.39.

Stock Options

Options granted under the Plan may, in the discretion of the administrator, be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “non-qualified stock options” that do not meet the requirements of Section 422 of the Code. However, all New Options will be non-qualified stock options. The administrator will determine the exercise price of options granted under the Plan. The exercise price of options must, however, be at least equal to the fair market value per share of our common stock as of the date of grant (or 110% of fair market value in the case of incentive options granted to a ten percent stockholder). The administrator may provide that the fair market value of a share shall be the average selling price of a share during a specified period of days within thirty days before or thirty days after the date of grant of an option, provided the administrator makes an irrevocable commitment before the beginning of such specified period to grant the option at such average selling price and such commitment identifies the recipient of such option, the number and class of shares that are subject to such option, and the method for determining the exercise price, including the period over which the average selling price will be calculated.

At the time that stock options are granted, the administrator will fix the period within which the option may be exercised and will determine any conditions that need to be satisfied before the option can be exercised. The administrator also will determine the acceptable form(s) of consideration for exercising an option, which consideration may consist of any combination of the following: cash, check, shares of our common stock having a fair market value on the date of surrender equal to the aggregate exercise price of the option, consideration received under a “cashless exercise” program implemented by the Company, or any other consideration permitted by applicable laws.

Stock Appreciation Rights (SARs)

The Plan permits the administrator to grant stock appreciation rights to any eligible Service Provider at such time or times, in such amounts and for such reasons as the administrator determines. Upon the exercise of a stock appreciation right, the recipient will be entitled to receive a payment equal to the fair market value of our common stock as of the date of exercise, less the exercise price applicable to the right, multiplied by the number of shares of our common stock with respect to which such right is exercised. Such payment may be made in the form of cash or shares of our common stock, as determined by the administrator.

Restricted Stock

The administrator may grant a restricted stock award to any eligible Service Provider. Under a restricted stock award, shares of our common stock that are the subject of the award are generally subject to restrictions on transfer to the extent that the recipient terminates employment or service with our Company or its subsidiaries prior to the award having vested. The administrator determines the restrictions and vesting terms of each stock award. Shares of our common stock that are subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the administrator, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Restricted Stock Units

The Plan permits the administrator to grant restricted stock units. The recipient of a restricted stock unit award will be entitled to receive a number of shares of our common stock that is equal to the number of units granted if and when the units vest. The administrator may provide that cash dividend equivalents with respect to restricted stock units may be paid during, or may be accumulated and paid at the end of, the applicable vesting period.

Unrestricted Stock Awards

The administrator may grant unrestricted stock awards to any eligible Service Provider. Unrestricted shares do not require any payment by the recipient and are not subject to forfeiture or transfer restrictions except to the extent imposed by law.

Effect of Change in Control

In the event of a change in control of Cambium, our Board of Directors may provide for one or more of the following alternatives:

•	cause any or all outstanding options or stock appreciation rights to become vested and immediately exercisable;

•	cause any or all restricted stock or restricted stock units to become non-forfeitable;

•	cancel any option in exchange for a substitute option;

•	cancel any restricted stock or restricted stock units in exchange for restricted stock of or restricted stock units for the stock of any successor corporation;

•	redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control;

•

cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration with a value equal to the number of shares of our common stock subject to that option, multiplied by the difference, if any, between the fair market value of a share of our common stock on the date of the change in control and the exercise price of that option or right, or cancel the option or right without any payment if the exercise price exceeds the fair market value; or

•

cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control.

Amendment and Termination

Our Board of Directors may amend, alter or terminate the Plan at any time, without advance notice to participants, and regardless of whether such amendment adversely affects or impairs the rights of any participant with respect to any future award, subject to stockholder approval to the extent necessary to comply with applicable law.

The Plan became effective as of December 8, 2009 and has a ten year term, unless terminated earlier by our Board of Directors.

Information Concerning Us; Financial Information

Information Concerning Us

We are a leading educational solutions and services company that is committed to helping every student reach their full potential by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. Our brands include: Voyager Learning (www.voyagerlearning.com) and Sopris Learning (www.soprislearning.com), Learning A–Z (www.learninga-z.com), ExploreLearning® (www.explorelearning.com), and Kurzweil Educational Systems® (www.kurzweiledu.com) and IntelliTools® (www.intellitools.com).

Together, these business units provide best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; breakthrough technology solutions for online learning and professional support; valid and reliable assessments; and proven materials to support a positive and safe school environment.

Our company was incorporated under the laws of the State of Delaware in 2009. Our corporate headquarters is located at 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287. Our telephone number is (214) 932-9500. Our website address is http://www.cambiumlearning.com. Information on our website does not constitute a part of this Offering Memorandum. Our common stock is currently traded on The NASDAQ Capital Market under the symbol “ABCD.”

Financial Information

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which are incorporated herein by reference.

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Unaudited
	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(in thousands, except per share data)
Net revenues	$31,429	$27,855	$148,559	$172,258	$181,260

Cost of revenues:
Cost of revenues	11,403	11,166	50,963	53,165	59,891
Amortization expense	3,707	6,370	24,716	27,799	28,511

Total cost of revenues	15,110	17,536	75,679	80,964	88,402

Research and development expense	2,331	3,332	10,907	9,933	10,558
Sales and marketing expense	10,333	11,896	46,367	45,747	45,987
General and administrative expense	6,793	5,745	21,427	23,456	23,857
Shipping and handling costs	299	327	2,834	2,259	3,570
Depreciation and amortization expense	1,216	1,659	6,182	7,224	9,154
Goodwill impairment	—	—	66,893	37,618	—
Embezzlement and related expense (recoveries)	—	(85)	516	(3,096)	(353)
Impairment of long-lived assets	—	2,791	33,707	—	—

Total costs and expenses	36,082	43,201	264,512	204,105	181,175

Income (loss) before interest, other income (expense) and income taxes	(4,653)	(15,346)	(115,953)	(31,847)	85

Net interest expense	(4,576)	(4,777)	(18,683)	(18,431)	(17,292)

Other income, net	219	36	1,125	848	674

Loss before income taxes	(9,010)	(20,087)	(133,511)	(49,430)	(16,533)

Income tax expense	(68)	(177)	(272)	(11)	583

Net loss	$(9,078)	$(20,264)	$(133,783)	$(49,441)	$(15,950)

Other comprehensive income (loss):

Net pension loss	$—	$—	$(979)	$(930)	$(908)
Amortization of net pension loss	30	9	35	—	—
Realized loss on available for sale securities	—	—	(1)	—	—

Comprehensive loss	$(9,048)	$(20,255)	$(134,728)	$(50,371)	$(16,858)

Net loss per common share:
Basic net loss per common share	$(0.19)	$(0.41)	$(2.71)	$(1.07)	$(0.36)
Diluted net loss per common share	$(0.19)	$(0.41)	$(2.71)	$(1.07)	$(0.36)

Average number of common shares and equivalents outstanding:
Basic	47,397	49,947	49,395	46,142	44,322
Diluted	47,397	49,947	49,395	46,142	44,322

Cambium Learning Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	As of
(in thousands)	March 31, 2013	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,149	$51,904	$63,191
Accounts receivable, net	18,152	17,813	13,485
Inventory	14,253	16,620	21,561
Tax receivables	12,312	12,234	—
Restricted assets, current	4,351	4,387	1,393
Assets held for sale	380	380	2,727
Other current assets	5,393	5,892	7,564

Total current assets	85,990	109,230	109,921

Property, equipment and software at cost	37,465	35,535	42,878
Accumulated depreciation and amortization	(16,305)	(14,514)	(12,968)

Property, equipment and software, net	21,160	21,021	29,910

Goodwill	47,404	47,404	114,297
Acquired curriculum and technology intangibles, net	8,383	9,320	26,996
Acquired publishing rights, net	6,878	7,602	26,861
Other intangible assets, net	7,385	7,836	18,111
Pre-publication costs, net	12,499	11,660	10,034
Restricted assets, less current portion	6,422	6,754	11,082
Other assets	9,294	9,632	22,468

Total assets	$205,415	$230,459	$369,680

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Capital lease obligations, current	$1,044	$1,290	$826
Accounts payable	1,352	3,007	3,024
Contingent value rights, current	7,654	7,599	—
Accrued expenses	14,766	20,530	21,203
Deferred revenue, current	38,614	45,974	38,984

Total current liabilities	63,430	78,400	64,037

Long-term liabilities:
Long-term debt	174,368	174,328	174,165
Capital lease obligations, less current portion	2,781	3,014	12,294
Deferred revenue, less current portion	5,067	5,631	4,304
Contingent value rights, less current portion	—	—	6,684
Other liabilities	14,854	15,131	18,126

Total long-term liabilities	197,070	198,104	215,573

Stockholders’ equity (deficit):

Preferred stock	—	—	—
Common stock	51	51	51
Capital surplus	282,702	282,450	281,240
Accumulated deficit	(327,520)	(318,442)	(184,659)
Treasury stock at cost	(7,772)	(7,528)	(4,931)
Other comprehensive income (loss):
Pension and postretirement plans	(2,546)	(2,576)	(1,632)
Net unrealized gain on securities	—	—	1

Accumulated other comprehensive income (loss)	(2,546)	(2,576)	(1,631)

Total stockholders’ equity (deficit)	(55,085)	(46,045)	90,070

Total liabilities and stockholders’ equity (deficit)	$205,415	$230,459	$369,680

Consolidated Ratio of Earnings to Fixed Charges

The consolidated ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio, earnings are calculated first, by determining the sum of: (a) loss before income taxes; (b) fixed charges, as defined below; and (c) amortization of capitalized interest. From this total, we subtract capitalized interest. Fixed charges are calculated as the sum of: (a) interest costs (both expensed and capitalized); (b) amortization of deferred financing costs and discount or premium relating to any indebtedness; and (c) that portion of rental expense that is estimated to be representative of the interest factor (one-third of rent expense under operating leases). Our consolidated ratio of earnings to fixed charges were less than one-to-one coverage for the quarters ended March 31, 2013 and 2012 and the years ended December 31, 2012 and 2011. Earnings available for fixed charges for these periods were inadequate to cover total fixed charges. The deficient amounts, in thousands, for the ratio were $9,107, $20,164, $133,811 and $49,728, respectively.

(in thousands)	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011
Earnings
Loss before income taxes	$(9,010)	$(20,087)	$(133,511)	$(49,430)
Fixed charges	5,008	5,210	20,378	20,308
Amortization of capitalized interest	64	34	181	98
Less: Capitalized interest	(161)	(111)	(481)	(396)

Earnings available for fixed charges	(4,099)	(14,954)	(113,433)	(29,420)

Fixed charges
Interest and issuance expense on debt and capital leases	4,848	5,007	19,597	19,565
Portion of rentals representative of the interest factor	160	203	781	743

Total fixed charges	5,008	5,210	20,378	20,308

Ratio of earnings to fixed charges	(0.82)	(2.87)	(5.57)	(1.45)

Deficient Amounts	9,107	20,164	133,811	49,728

Book Value

The book value per share was $(1.17) as of March 31, 2013.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our Quarterly Report on Form 10-Q for the three months ended March 31, 2013 and our other filings made (or to be made prior the expiration of this exchange offer, as applicable) with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The following table sets forth certain information as of May 31, 2013, regarding the Eligible Options held by each of our directors and by our Chief Executive Officer and Chief Financial Officer, as well as our three other mostly highly compensated senior managers. We refer to these executive officers and senior managers as our “named executives.” Except as otherwise indicated, the address and telephone number of each of the persons set forth below is c/o Cambium Learning Group, Inc., 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, telephone number: (214) 932-9500.

Name and Position of Named Executives and Directors	Aggregate Number of Eligible Options	Percentage of all Eligible Options That May Be Exchanged
John Campbell, President, Chief Executive Officer and Director	300,000	17.1
Barbara Benson, Chief Financial Officer	40,000	2.3
Todd Buchardt, Senior Vice President Human Resources, General Counsel and Secretary	175,000	10.0
George Logue, President – Voyager/Sopris Learning	250,000	14.2
Joseph Walsh, Chairman of the Board	0	—

All Named Executives as a Group	765,000	43.5

David Bainbridge	0	—
Walter Bumphus	0	—
Thomas Kalinske	0	—
Harold Levy	0	—
Jeffrey Stevenson	0	—
Richard Surratt	0	—
Neil Weiner	0	—

All Directors as a Group (excluding Named Executives)	0	—

All Employees as a Group (excluding Named Executives and Directors)	992,500	56.5

Our named executive officers who are Eligible Optionholders have advised us that they intend to surrender all of their Eligible Options in this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 4, 2013, our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, neither we nor, to our knowledge, any of our named executives, members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Neither we nor, to the best of our knowledge, any member of our board of directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving the Eligible Options during the past 60 days.

Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to this exchange offer will be cancelled on the Expiration Date and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

Under Accounting Standards Codification 718, “Compensation – Stock Compensation,” the exchange of options in this exchange offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Options, as well as the incremental compensation cost, if any, of the New Options granted in this exchange offer, ratably over the vesting period of the New Option grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each New Option grant granted to employees in exchange for surrendered Eligible Options, measured as of the date the New Options are granted, over the fair value of the Eligible Options surrendered in exchange for the New Option grants, measured immediately prior to the cancellation. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited New Options will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of this exchange offer, we cannot predict the exact amount of any incremental compensation expense, if any, that may result from this exchange offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to this exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this exchange offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

Material United States Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the exchange of Eligible Options and the grant of New Options pursuant to this exchange offer. This discussion is based on the U.S. Internal Revenue Code (the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations as of the date of this exchange offer, all of which may change, possibly on a retroactive basis. This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Optionholders. If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this exchange offer, the information contained in this discussion may not be applicable to you.

Stock Option Taxation

The exchange of the Eligible Options for the New Options will not be a taxable event. The New Options granted to employees will be non-qualified stock options. The grant of a non-qualified stock option will not result in taxable income to the Eligible Optionholder. The Eligible Optionholder will generally realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the Eligible Optionholder upon disposition of the shares will be treated as capital gains and losses, with the basis in the shares being equal to the fair market value of the shares at the time of exercise. Cambium will generally be allowed a corresponding federal income tax deduction, subject to any deduction limitation under Section 162(m) of the Code as discussed below.

Section 162(m)

Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for “performance-based compensation.” The New Options when granted are expected to qualify as performance based compensation and should be deductible under Section 162(m).

Section 280G

Under certain circumstances, the accelerated vesting or exercise of stock options in connection with a change of control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Tax Advice

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to their personal circumstances.

Tax Withholding

We will have the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy local, state, and federal taxes (including employment taxes) required by law to be withheld with respect to any exercise of a New Option and/or an Eligible Option.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Amendment

We may, from time to time, extend the period of time during which this exchange offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this exchange offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Date. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, we will extend this exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep this exchange offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in this exchange offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mail, fax and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Additional Information

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Offering Memorandum is a part. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials that we have filed with the SEC (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information) before making a decision on whether or not to tender your Eligible Options, including the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Expiration Date:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)	our Quarterly Report on Form 10-Q for the three months ended March 31, 2013;

(c)	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2013;

(d)	our Current Reports on Form 8-K, filed with the SEC on June 21, 2013, May 21, 2013, May 13, 2013, May 7, 2013, March 21, 2013 and March 8, 2013;

(e)	our Current Report on Form 8-K/A, filed with the SEC on May 6, 2013; and

(f)	the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on December 8, 2009, including any subsequently filed amendments and reports updating such description

(File No. 001-34575).

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our website address is www.cambiumlearning.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time to:

Cambium Learning Group, Inc.

Attention: Todd Buchardt

17855 North Dallas Parkway, Suite 400

Telephone: (214) 932-9590

Facsimile: (214) 424-6425

todd.buchardt@cambiumlearning.com

The information about us contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this exchange offer violates applicable law. If we become aware of any jurisdiction where the making of this exchange offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (although we note that forward-looking statements made in connection with this exchange offer are not subject to the safe harbors created under the Exchange Act), that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the risk factors contained in this Offering Memorandum and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2013, before you decide whether to participate in this exchange offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING MEMORANDUM OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Cambium Learning Group, Inc.

July 8, 2013

ANNEX A

ELIGIBLE OPTIONHOLDERS

This Annex A lists those certain U.S. employees of Cambium Learning Group, Inc. (the “Company”) or its subsidiaries who have been selected by the Compensation Committee of the Board of Directors of the Company to be eligible to participate in the exchange offer described in the Offering Memorandum to which this Annex A is attached and forms a part.

Eligible Optionholders
Ajakwe, Robert
Benson, Barbara
Black, Stephan
Boone, Marcia
Buchardt, Todd
Campbell, John
Carpenter, Jason
Cline, Robert
Crimmins, Sean
Damon, Shelli
Ditmars, Fred
Durham, Clarence
Fonte, Paul
Getridge, Carolyn
Grefe, Kurt
Holl, Robert
Hunter, Matthew
Jernigan, Richard
Jorgenson, John
Joyner, William
Kanipe, Kent
Keith, Brad
Littlewood, Paul
Logue, George
Massicci, Louis
Neel, Donna
Pasternack, Robert
Penn, John
Pereira, Jahnell
Petro, Charles
Pfaff, Raman
Reves, Martha
Rodriguez, Rolando
Roegiers, Richard
Rudolph, Stephan
Shaw, Christopher
Shearn, Tyra
Shuster, David
Strydom, William
Zimny, Judith

A-1

ANNEX B

ELIGIBLE OPTIONS BY EXCHANGE RATIO

This Annex B lists certain information with respect to the terms of the exchange offer by Cambium Learning Group, Inc. described in the Offering Memorandum to which this Annex B is attached and forms a part. Capitalized terms used but not defined in this Annex B have the meanings given to them in the Offering Memorandum. This Annex B lists the Exchange Ratios applicable to the Eligible Options held by all Eligible Optionholders, which Eligible Options may be surrendered by the Eligible Optionholders for cancellation and exchange in the exchange offer upon the terms and subject to the conditions set forth in the Offering Memorandum and in the related accompanying documents. This Annex B also sets forth the number of Eligible Options to which each Exchange Ratio applies, the weighted average exercise price of the Eligible Options subject to each Exchange Ratio, and the number of New Options the Eligible Optionholders will receive in exchange for the Eligible Options subject to each Exchange Ratio assuming that all Eligible Options are exchanged for New Options and cancelled pursuant to this offer.

	Exchange Ratio	Number of Eligible Options	Weighted Average Exercise Price of Eligible Options	Number of New Options
	1 to 0.25	40,000	5.00	10,000
	1 to 0.33	30,000	5.00	10,000
	1 to 0.50	35,000	5.05	17,500
	1 to 0.57	175,000	5.00	100,000
	1 to 0.58	120,000	4.58	70,000
	1 to 0.67	15,000	5.16	10,000
	1 to 0.83	60,000	4.50	50,000
	1 to 1.00	575,000	5.01	575,000
	1 to 1.25	40,000	5.00	50,000
	1 to 1.33	337,500	5.01	450,000
	1 to 1.50	230,000	5.00	345,000
	1 to 2.00	20,000	5.17	40,000
	1 to 2.50	80,000	5.00	200,000

Total:	—	1,757,500	—	1,927,500

B-1